EXHIBIT 15

TOTAL S.A.

Registered office: 2, place Jean Millier – La Défense 6 – 92400 Courbevoie

Consent of Independent Registered Public Accounting Firms

We consent to the incorporation by reference of our reports dated March 8, 2010, with respect to the consolidated balance sheets of TOTAL S.A. and its subsidiaries (“TOTAL”) as of December 31, 2009, 2008 and 2007, and the related consolidated statements of income, cash flows, changes in shareholders’ equity and comprehensive income for each of the three years in the period ended December 31, 2009 (our report thereon refers to the adoption by TOTAL in 2009 of the Accounting Standards Update No. 2010-03, Oil and Gas Reserve Estimation and Disclosures) and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009, annual report on Form 20-F of TOTAL, in the following registration statements, and to the references to our firm under the heading “Selected Financial Data” in the December 31, 2009, annual report on Form 20-F of TOTAL:

(i)	The Registration Statement on Form S-8 (File no. 333-103815) of TOTAL (then TotalFinaElf S.A.), filed with the SEC on March 14, 2003;

(ii)	The Registration Statement on Form S-8 (File no. 333-126463) of TOTAL, filed with the SEC on July 8, 2005;

(iii)	The Registration Statement on Form S-8 (File no. 333-131579) of TOTAL, filed with the SEC on February 6, 2006;

(iv)	The Registration Statement on Form S-8 (File no. 333-144415) of TOTAL, filed with the SEC on July 9, 2007;

(v)	The Registration Statements on Form S-8 (Files no. 333-150365 and no. 333-150366) of TOTAL, filed with the SEC on April 22, 2008; and

(vi)	The Registration Statement on Form F-3ASR (Files no. 333-159335 and 333-159335-01) of TOTAL and Total Capital, filed with the SEC on May 19, 2009.

Paris La Défense, March 31, 2010

KPMG Audit	ERNST & YOUNG Audit
A division of KPMG S.A.
Represented by	Represented by

/s/ JAY NIRSIMLOO	/s/ PASCAL MACIOCE
Jay Nirsimloo	Pascal Macioce